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                                                                 Exhibit 6.11(c)


                            SECOND AMENDMENT TO LEASE



This SECOND AMENDMENT TO LEASE is made and entered into this 20th day of January, 1998, by and between FIRST GRACIE, LLC, a Delaware limited liability company, hereinafter referred to as "Landlord," and NETWORLD.COM INC., an Arizona corporation, hereinafter referred to as "Tenant."

                                    RECITALS

        A. INDELA CAMELSQUARE LIMITED LIABILITY COMPANY, an Arizona limited liability company ("INDELA") and Tenant executed that certain Lease dated November 28, 1995 and First Amendment to Lease dated February 7, 1997 (the "Lease") pursuant to which Tenant leased certain premises commonly known as 4250 East Camelback Road, Suite K192, Phoenix, Arizona 85018 ("Premises"). The Landlord has succeeded to all of INDELA's right, title and interest as the Landlord under the Lease and as such is the Landlord under the Lease.

        B. Tenant leased premises commonly known as 4250 East Camelback Road, Suite K114 pursuant to a lease dated June 1, 1996. Said lease expired November 30, 1997, however, Tenant was on holdover for December 1997 and January 1998. Landlord acknowledges that during said months Tenant continued to pay rent as defined below. Tenant desires to continue leasing Suite K114, therefore, Landlord agrees to expand the Premises accordingly and as outlined below.

        C. In addition, Tenant desires to exercise their First Right of Refusal as provided for in the First Amendment to Lease dated February 7, 1997 and expand into Suite K195 for a term of three years. Said expansion shall be coterminous with existing Lease thereby extending the Term of the Lease.

        NOW, THEREFORE, Landlord and Tenant hereby express their mutual desire and intent to extend the terms of the Lease, expand the Premises and amend by this writing those terms, covenants and conditions contained in the Lease as set forth herein.

        1. TERM. The term of the Second Amendment of Lease is for eleven (11) months commencing on March 1, 2000 and terminating on January 31, 2001. The term for the Expansion Premises, being Suite K114 and Suite K195, will be for a period of three (3) years commencing on February 1, 1998 and terminating on January 31, 2001.

        2. EXPANSION LEASED PREMISES. Tenant hereby exercises its First Right of Refusal to Suite K195 as outlined in paragraph 9 of the First Amendment to Lease, and Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Expansion Premises, upon all of the terms and conditions set forth in the Lease, as amended by this Amendment, for a term which shall commence upon the Delivery Date (as defined below) and end on the Termination Date. For purposes of this Amendment, the Delivery Date shall mean February 1, 1998. If
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Landlord fails to tender possession of the Premises to Tenant in accordance with
Paragraph 2 on or before February 1, 1998 the Delivery Date will be automatically extended one day for each day after which Landlord tenders possession of the Premises to Tenant; provided, however, the Delivery Date and the date on which Tenant's obligations commence with regard to the Expansion Premises shall not be extended for any delay attributed to Tenant, as described in Paragraph 5 below.

        3. TENANT IMPROVEMENTS. Landlord hereby agrees to a one-time shampoo for the carpet in Suite K114, paint and carpet Expansion Suite K195 (carpet to the building standard quality) and install a connecting opening between Suite K192 and Suite K195 all at Landlord's sole expense. Other than noted here, the Tenant accepts the Suite in "as-is" condition.

        4. EARLY OCCUPANCY. Tenant has no right to enter the Expansion Premises until possession is tendered by Landlord. Any occupancy of the Expansion Premises by Tenant for the regular conduct of Tenant's business prior to the tender of the Expansion Premises by Landlord will be permitted only with the prior express written consent of Landlord. If Tenant so takes possession of any part of the Expansion Premises for business purposes with Landlord's prior written consent, all of the covenants and conditions of the Lease shall be binding upon both parties with respect to such portion of the Expansion Premises in the same manner as if the Delivery Date had been fixed as the date when Tenant took all other amounts due under the Lease, as amended by this Amendment, for the prior of such occupancy, prorated for the portion of the Expansion Premises so occupied. No early occupancy under this Paragraph will change the Delivery Date.

        5. TENANT'S DELAYS. If Landlord is delayed in tendering the Expansion Premises as a result of:

                (a) Tenant's request for materials or installations as a part of the Expansion Premises that are other than building standard items (except as may be included with the Expansion Improvements);

                (b) Tenant's request for changes in any drawing, plans or specifications;

                (c) Any other act or omission of Tenant (all of which shall be deemed to be delays caused by Tenant).

then the Delivery Date shall only be extended pursuant to Paragraph 2 of this Amendment until the date on which Landlord would have been able to tender the Premises but for such delays.

        6. PUNCH LIST. Tenant's taking possession of any portion of the Expansion Premises will be conclusive evidence that such portion of the Expansion Premises was in good order and satisfactory condition when Tenant took possession, except as to an inspection of a punch list prepared and signed by Landlord and Tenant after an inspection of the Expansion Premises by both such parties when Tenant takes possession. Landlord will not be responsible for any items of damage caused by Tenant, its agents, independent contractors or suppliers. No promises to alter, remodel or improve the Expansion Premises or Building have been made by


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Landlord to Tenant other than as may be expressly set forth in the Lease, including this Amendment.

        7. LEASED PREMISES. The Premises, as defined in the Lease and amended hereby, shall be deemed to include the original Premises and the Expansion Premises. As a consequence thereof, commencing upon the Delivery Date, the Rentable Area of the Premises shall be increased to a total of 4,490,000 rentable square feet as outlined below:

                (a) Original Premises, Suite K192: said Premises contains 2,296 rentable square feet; and

                (b) Expansion Premises: Suite K114 containing 1,273 rentable square feet, which suite is outlined on Exhibit "A" contained herein and shall continue to be referred to as Suite K114; and

                (c) Expansion Premises: Suite K195 (which shall now be referred to as part of Suite K192) containing an additional 921 rentable square feet, which suite is outlined on Exhibit "A" contained herein.

        8. MONTHLY RENT. Tenant agrees to pay as the monthly base rental the following:

        February 1, 1998 - January 31, 1999     $6,547.92 per month
        February 1, 1999 - January 31, 2000     $6,828.54 per month
        February 1, 2000 - January 31, 2001     $7,109.17 per month

        plus applicable sales tax

for each and every month of the lease, payable in advance, without offset or deduction, on the first day of each month, commencing on February 1, 1998.

        Landlord acknowledges the Leased Premises known as Suite K114 expired on November 30, 1997 and Tenant has paid rent as "Holdover Tenant" for December, 1997 and January, 1998 in the amount of $1,587.34 plus sales tax.

        9. SECURITY DEPOSIT. Tenant shall pay Landlord the sum of One Thousand, Six Hundred Fifty and No/100 Dollars ($1,650.00) as Security Deposit for the Expansion Premises originally known as Suite K195. In addition, Landlord shall transfer the security deposit on hand of $1,600.00 from the Lease dated June 21, 1996, which lease has expired to be held as Security Deposit for the Expansion Premises known as Suite K114; and Landlord shall continue to hold the Security Deposit on hand for the original Premises known as Suite K192, in the amount of $3,100.00. Now therefore, the total Security Deposit on hand for the Leased Premises shall be Six Thousand, Three Hundred Fifty and No/100 Dollars ($6,350.00).


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        10. JANITORIAL. Landlord shall not provide janitorial services to the
Leased Premises. Further, the Tenant shall not be provided any credit or monetary allowance as compensation for not receiving said janitorial services. Tenant shall, however, maintain the Premises in an acceptable condition at all times.

        11. PARKING. Landlord to provide a total of seven (7) covered/reserved parking spaces at $35.00 per space per month throughout the term of the Lease.

        12. OPERATING COSTS. The Tenant shall receive a 1998 Base Year in determining the Tenant's responsibility regarding the payment of operating costs.

        13. CONTINUING OBLIGATIONS. Tenant hereby acknowledges and agrees that Tenant shall remain liable for any and all of Tenant's duties and obligations under the Lease accruing prior to the date of this Amendment, including, without limitation, the payment of all Monthly Installments of Rent and Tenant's Proportionate Share of Direct Expenses and taxes.

        14. COUNTERPARTS. This amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        15. ATTORNEYS' FEES. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Amendment, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Amendment, the successful or prevailing party, whether by judgment or out-of-court settlement, shall be entitled to recover from the losing party all costs and expenses incurred therein, including reasonable attorneys' fees.

        16. SEVERABILITY. If any provision of this Amendment or the application thereof to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Amendment or the application of such provision to such person or circumstance, other than those as to which it so determined invalid or unenforceable, shall not be affected.

        17. GOVERNING LAW. This Amendment shall be deemed to have been entered into in the State of Arizona and shall be governed by and construed in accordance with the laws of the State of Arizona.

        18. DUE AUTHORITY. Tenant hereby represents and warrants to Landlord that this Amendment has been duly authorized and that the person executing this Amendment on behalf of Tenant has all necessary power and authority to execute this Amendment on behalf of Tenant and that no consent of any other person or entity is required for the execution or performance of this Amendment.

        19. EFFECT OF AMENDMENT. Except as expressly modified herein and previously amended, the Lease shall continue in full force and effect. In the event of any conflict between the terms of the Lease and the terms of this Amendment, this Amendment shall control.


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        IN WITNESS WHEREOF, Landlord and Tenant have executed this instrument by proper persons thereunto authorized so to do on the day and year first hereinabove written.

TENANT:                                    LANDLORD:

NETWORLD.COM INC.,                         FIRST GRACIE, LLC,
  an Arizona corporation                   a Delaware limited liability company


By:     /s/  Kendall Q. Northern           By:     /s/  Bradley A. Settleman
    ------------------------------             ---------------------------------
        Kendall Q. Northern                        Bradley A. Settleman

Its:    President                          Its:    Vice President

Dated:         February 5, 1997            Dated:         February 10, 1998
       ---------------------------                ------------------------------

This lease proposal shall not be treated as an offer but merely as a proposal for review purposes. This proposal shall not be valid or binding unless and until accepted by Landlord in writing and fully executed copy delivered to both parties hereto. This proposal is subject to withdrawal or modification by Landlord at any time. Landlord reserves the right to offer premises simultaneously to other third parties. Therefore, the premises may be subject to prior leasing.


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                                   EXHIBIT "A"


                          (Diagram of Leased Premises)


                                      A-1